EXHIBIT 34.2

Report of Independent Registered Public Accounting Firm

The Board of Directors of GE Commercial Distribution Finance Corporation:

We have examined management’s assertion, included in the accompanying Management’s Assertion, that GE Commercial Distribution Finance Corporation (GE or the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities transactions for which the Company acted as servicer involving floorplan receivables, accounts receivable and asset based lending receivables (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv),  1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2010.  Servicing criterion 1122(d)(2)(vii) is applicable to the activities the Company performs with respect to bank accounts related to the Platform only as it relates to the Company’s obligation to perform the activities described in clause (C) thereof.  Servicing criterion 1122(d)(3)(i) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company’s obligation to perform the activities described in clause (D) thereof.  Servicing criterion 1122(d)(3)(ii) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company’s obligation to remit the amounts due to investors in accordance with timeframes, distribution priority and such other terms set forth in the transaction agreements.  With respect to applicable servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(xii), there were no activities performed during the twelve months ended December 31, 2010, with respect to the Platform because there were no occurrences of events that would require the Company to perform such activities.  Appendix A to Management’s Assertion of Compliance indicates that certain criteria are only applicable for part of 2010 due to transfer of servicing responsibilities.  Appendix B to Management’s Assertion of Compliance identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.  Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Management’s Assertion of Compliance, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(A)-(B), 1122(d)(2)(vii)(D) and 1122(d)(4)(iv), only as it relates to certain allocation of payments on pool assets to principal, interest or other items in accordance with related pool assets documents, the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”).  As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor.  The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(A)-(B), 1122(d)(2)(vii)(D) and 1122(d)(4)(iv) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the twelve months ended December 31, 2010 is fairly stated in all material respects.

(Signed) KPMG, LLP

Chicago, Illinois

March 28, 2011